Exhibit 10.7

August 8, 2016

Allan Dicks

Re: Executive Compensation Package

Dear Allan:

The following summarizes the terms of your executive compensation package, which is conditioned upon the commencement of your employment with Montrose Environmental Group, Inc. In addition to company benefit plans offered to you from time to time by the Company, you shall be eligible for the following compensation package:

Title: Chief Financial Officer

Base Compensation: $200,000 per year

Cash Bonus Program: The cash bonus program you are eligible for will be separately determined based on criteria set by the board of directors of Montrose and Vijay Manthripragada, Chief Executive Officer, and all payments thereunder remain subject to board approval.

IPO/Change in Control Cash Bonus Amount: $1,000,000 shall be payable to you in cash upon the occurrence of a change in control or effectiveness of an Initial Public Offering of the Company. A change in control shall be defined as set forth in the Company’s equity incentive plan.

Equity Incentive Award: You will be granted 5,000 options under the Company’s equity incentive program. The options shall vest over a four year period, with 50% vesting at the second anniversary of the vesting start date and the remaining 50% vesting at the fourth anniversary of the vesting start date. The options shall fully accelerate upon a change in control of the Company (not including an Initial Public Offering) as set forth in the Montrose Environmental Group, Inc. 2013 Amended and Restated Stock Option Plan.

Severance Upon Termination Without Cause Following a Change in Control: If you are terminated without cause or terminate your employment for good reason within twelve (12) months following a change in control of the Company, you shall be entitled to receive severance in the amount of one year of your then-current base salary, which may be payable in lump sum or as continued compensation during the 12 month severance period, as determined by the Company.

We look forward to your future success with Montrose.

Regards,

/s/ Vijay Manthripragada

Vijay Manthripragada

Chief Executive Officer

Montrose Environmental Group, Inc.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com